Exhibit 23.1

INDEPENDENT REGISTERED ACCOUNTING FIRM CONSENT

We consent to the use within this Registration Statement on Form 10 of Aclor International, Inc. of our report dated September 30, 2011, relating to the consolidated balance sheets of Aclor International Inc., as of December 31, 2010 and 2009 and the related consolidated statements of operations, shareholders’ equity and cash flows for years then ended.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Gene Egeberg
Gene Egeberg, CPA
Baltimore, MD
February 28, 2012